Exhibit 99.1

PRESS RELEASE

Investor Relations:	Media:
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Email: InvestorRelations@pmi.com

PHILIP MORRIS INTERNATIONAL INC. (PMI) PRESENTS AT THE 2021 DEUTSCHE BANK GLOBAL CONSUMER CONFERENCE;
REAFFIRMS 2021 FULL-YEAR ADJUSTED DILUTED EPS OUTLOOK

NEW YORK, June 8, 2021 -- Philip Morris International Inc.’s (NYSE: PM) Chief Financial Officer, Emmanuel Babeau, will address investors today at the Deutsche Bank Global Consumer Conference.
The presentation and Q&A session will be conducted in a virtual format, beginning at approximately 8:00 a.m. Eastern Time. A live audio call for the entire PMI session will be held in a listen-only mode. Investors and other parties may register for the call at www.pmi.com/2021deutschebank, in order to receive dial-in instructions and numbers. Presentation slides will be available on the same site.
An archived copy of the call will be available at www.pmi.com/2021deutschebank until 5:00 p.m. Eastern Time on Wednesday, July 7, 2021. The archived call can also be accessed on iOS or Android devices by downloading PMI’s free Investor Relations Mobile Application at www.pmi.com/irapp.
2021 Full-Year Adjusted Diluted EPS Forecast

	Full-Year
	2021 Forecast			2020	Organic Growth

Adjusted Diluted EPS[1]	$5.95	-	$6.05	$5.17
Currency	(0.20)
Adjusted Diluted EPS, excluding currency	$5.75	-	$5.85	$5.17	11%	-	13%

1. 2021 Forecast excludes asset impairment and exit costs of $(0.02). 2020 excludes asset impairment and exit costs of $(0.08), fair value adjustment for equity security investments of $(0.04), tax items of $0.06 and a Brazil indirect tax credit of $0.05.
PMI reaffirms its full-year adjusted diluted EPS forecast, provided on April 20, 2021, to be in a range of $5.95 to $6.05, at the then prevailing exchange rates. On an organic basis, this forecast represents a projected increase of around 11% to 13% versus adjusted diluted EPS of $5.17 in 2020, as outlined in the table above.

2021 Second-Quarter Adjusted Diluted EPS Assumption
PMI continues to expect second-quarter adjusted diluted EPS in a range of $1.50 to $1.55, as communicated on April 20, 2021, including a favorable currency impact, at the then prevailing exchange rates, of around $0.04 per share, notably reflecting:
•Strong sequential and year-over-year PMI heated tobacco unit shipment and in-market sales volume growth, driven by EU, Japan, Russia;
•Heated tobacco unit shipment volume of around 24 billion units;
•Strong organic net revenue growth, partly driven by a favorable comparison versus the second quarter of 2020;
•Continued improvement in adjusted operating income margin on an organic basis; and
•A partial reversal of the approximately $0.08 per share benefit recorded in the first quarter related to the timing of specific factors, notably associated with shipments in certain markets and the phasing of commercial investments.
PMI is scheduled to report its second-quarter 2021 earnings results on Tuesday, July 20, 2021.
2021 Full-Year Forecast Assumptions
This forecast assumes:
•A gradual improvement in the general operating environment, with potential volatility around the duration and effects of pandemic-related mobility restrictions across PMI's key markets;
•Lack of near-term recovery in PMI's duty-free business given the uncertain outlook for global travel, with current dynamics persisting through year end;
•A limited impact from the current global shortage of semiconductors on the supply of our electronic devices to consumers;
•An estimated total international industry volume progression, excluding China and the U.S., of approximately -3% to flat;
•A total cigarette and heated tobacco unit shipment volume progression for PMI of approximately -2% to +1%;
•Heated tobacco unit shipment volume of 95 to 100 billion units;
•Net revenue growth of approximately 5% to 7% on an organic basis;
•An increase in adjusted operating income margin of around 200 basis points on an organic basis;
•Operating cash flow of around $11 billion at prevailing exchange rates and subject to year-end working capital requirements;
•Capital expenditures of approximately $0.8 billion;
•An effective tax rate, excluding discrete tax events, of around 22%;
•No share repurchases;
•A second half of 2021 reflecting:
◦The assumption that many of PMI's key markets will have largely emerged from pandemic-related restrictions;
◦Continued robust organic net revenue growth;
◦Incremental commercial investments, compared to the first half of 2021, of approximately $300 to $400 million; and
◦Lower organic adjusted operating income margin expansion compared to the first half of 2021.

The foregoing is underpinned by the assumption that, even in the event of prolonged pandemic-related restrictions, there will not be a return to the depressed consumption levels of the second quarter of 2020. This assumption is consistent with the less severe impact on consumption levels observed in the second half of 2020 as COVID-19 spread in a number of markets.
This forecast excludes the impact of any future acquisitions, unanticipated or unquantifiable asset impairment and exit cost charges, future changes in currency exchange rates, further developments pertaining to the judgment in the two Québec Class Action lawsuits and the Companies’ Creditors Arrangement Act (CCAA) protection granted to PMI's Canadian subsidiary, Rothmans, Benson & Hedges, Inc. (RBH), any unusual events, any intensification of the global shortage of semiconductors and the related impact on the supply of our electronic devices, and any COVID-19-related developments different from the assumptions set forth in the company's forecast.
Factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.
Saudi Arabia Customs Assessments
On June 1, 2021, the Customs Appeal Committee in Riyadh notified our distributors in Saudi Arabia of its decisions to largely reject the distributors’ challenges of the Saudi Arabia Customs General Authority assessments requiring them to pay additional customs duties described in our Form 10-Q that was filed with the U.S. Securities and Exchange Commission for the quarter ended March 31, 2021. The assessments relate to fees paid by the distributors under their agreements with our subsidiary for exclusive rights to distribute our products in Saudi Arabia during the period of 2014 through 2018.
PMI is evaluating the impact of the decisions and the related amount that it will accrue. PMI currently estimates an adverse impact on its 2021 full-year reported diluted EPS of up to $0.18 per share. The accrued amount will be excluded from PMI’s 2021 full-year adjusted financial results.
Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI’s business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products; health concerns relating to the use of tobacco and other nicotine-containing products and exposure to environmental tobacco smoke; litigation related to tobacco use and intellectual property; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; changes in adult smoker behavior; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; adverse changes in the cost, availability, and quality of tobacco and other agricultural products and raw materials, as well as components and materials for our electronic devices; and the integrity of our information systems and effectiveness of our data privacy policies. PMI's future profitability may also be adversely affected if we are unsuccessful in our attempts to produce and commercialize reduced-risk products (“RRPs”) or if regulation or taxation do not differentiate between such products and cigarettes; if we are unable to successfully introduce new products, promote brand equity, enter new markets or improve our margins through increased prices and productivity gains; if we are unable to expand our brand portfolio internally or through acquisitions and the development of strategic business relationships; or if we are unable to attract and retain the best global talent. Future results are also subject to the lower predictability of our reduced-risk product category’s performance.

The COVID-19 pandemic has created significant societal and economic disruption, and resulted in closures of stores, factories and offices, and restrictions on manufacturing, distribution and travel, all of which will adversely impact our business, results of operations, cash flows and financial position during the continuation of the pandemic. Our business continuity plans and other safeguards may not be effective to mitigate the impact of the pandemic. Currently, significant risks include our diminished ability to convert adult smokers to our RRPs, significant volume declines in our duty-free business and certain other key markets, disruptions or delays in our manufacturing and supply chain, increased currency volatility, and delays in certain cost saving, transformation and restructuring initiatives. Our business could also be adversely impacted if key personnel or a significant number of employees or business partners become unavailable due to the COVID-19 outbreak. The significant adverse impact of COVID-19 on the economic or political conditions in markets in which we operate could result in changes to the preferences of our adult consumers and lower demand for our products, particularly for our mid-price or premium-price brands. Continuation of the pandemic could disrupt our access to the credit markets or increase our borrowing costs. Governments may temporarily be unable to focus on the development of science-based regulatory frameworks for the development and commercialization of RRPs or on the enforcement or implementation of regulations that are significant to our business. In addition, messaging about the potential negative impacts of the use of our products on COVID-19 risks may lead to increasingly restrictive regulatory measures on the sale and use of our products, negatively impact demand for our products, the willingness of adult consumers to switch to our RRPs and our efforts to advocate for the development of science-based regulatory frameworks for the development and commercialization of RRPs.
The impact of these risks also depends on factors beyond our knowledge or control, including the duration and severity of the pandemic, its recurrence in our key markets, actions taken to contain its spread and to mitigate its public health effects, and the ultimate economic consequences thereof.
PMI is further subject to other risks detailed from time to time in our publicly filed documents, including the Form 10-Q for the quarter ended March 31, 2021. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that we may make from time to time, except in the normal course of its public disclosure obligations.
Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is leading a transformation in the tobacco industry to create a smoke-free future and ultimately replace cigarettes with smoke-free products to the benefit of adults who would otherwise continue to smoke, society, the company, its shareholders and its other stakeholders. PMI is a leading international tobacco company engaged in the manufacture and sale of cigarettes, as well as smoke-free products, associated electronic devices and accessories, and other nicotine-containing products in markets outside the U.S. In addition, PMI ships versions of its IQOS Platform 1 device and consumables to Altria Group, Inc. for sale under license in the U.S., where these products have received marketing authorizations from the U.S. Food and Drug Administration (FDA) under the premarket tobacco product application (PMTA) pathway; the FDA has also authorized the marketing of a version of IQOS and its consumables as a Modified Risk Tobacco Product (MRTP), finding that an exposure modification order for these products is appropriate to promote the public health. PMI is building a future on a new category of smoke-free products that, while not risk-free, are a much better choice than continuing to smoke. Through multidisciplinary capabilities in product development, state-of-the-art facilities and scientific substantiation, PMI aims to ensure that its smoke-free products meet adult consumer preferences and rigorous regulatory requirements. PMI's smoke-free product portfolio includes heat-not-burn and nicotine-containing vapor products. As of March 31, 2021, PMI's smoke-free products are available for sale in 66 markets in key cities or nationwide, and PMI estimates that approximately 14.0 million adults around the world have already switched to IQOS and stopped smoking. For more information, please visit www.pmi.com and www.pmiscience.com.
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